Exhibit 4.3

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO THE INSTRUCTIONS TO FORM 20-F AND SEC RULES AND REGULATIONS. SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF DISCLOSED.

AMENDMENT NO. 1 TO OEM SUPPLY & DEVELOPMENT AGREEMENT

Amendment No. 1 to OEM Supply & Development Agreement (the “Amendment”), between Olink Proteomics AB, a Swedish corporation with its principal place of business at Dag Hammarskjöld vag 52B, SE-752 37 Uppsala, Sweden (“Olink”), and Fluidigm Corporation, a Delaware corporation organized and existing under the laws of the United States of America, with its principal office at Two Tower Place, Suite 2000, South San Francisco, CA 94080 USA (“Fluidigm”), and together with Olink, the “Parties”, and each, a “Party”.

WHEREAS, the Parties have entered into an OEM Supply & Development Agreement, with an Effective Date of March 31, 2020 (the “Existing Agreement”); and

WHEREAS, the Parties hereto desire to amend the Existing Agreement to modify, among other things, the pricing table and the warranty provisions on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2.Payment of NRE Milestone 7. Olink agrees to pay (via wire) Fluidigm all amounts due and payable under the Existing Agreement with respect to NRE Milestone 7 (Instrument system validation complete), no later than September 15, 2021.

3.Amendments to the Existing Agreement. As of the Amendment Effective Date (defined below), the Existing Agreement is hereby amended or modified as follows:

(a)The defined term “Olink” shall be modified to include Olink’s United States’ subsidiary, Olink Proteomics, Inc.

(b)The defined term “Forecast” shall be replaced by the term “Annual Forecast”.

(c)The following definitions will be added to Section 1 of the Existing Agreement as follows:

“Interface Plate” means a gasket-containing device designed to transmit well defined pressures from a pneumatic system to specific regions in the IFC architecture. IFCs of like architecture may or may not share interface plates, and instructions for using each IFC type will list the required Interface Plate to be used.

(d)Section 1.39 of the Existing Agreement is hereby deleted and replaced in its entirety by the following new Section 1.39:

“Manufacturing Forecast” shall have the meaning set forth in Section 7.2.

(e)Section 4.7 of the Existing Agreement is hereby deleted and replaced in its entirety by the following new Section 4.7:

“Fluidigm shall deliver a Manufacturing Continuity Plan to Olink for review within three (3) business days from execution of this Amendment Fluidigm shall maintain its existing Manufacturing Continuity Plan related to the Products during the Term. After the initial delivery of the Manufacturing Continuity Plan, Fluidigm shall, not less than annually, review and update (to the extent Fluidigm determines any updates are necessary) the Manufacturing Continuity Plan and, upon Olink’s request, Fluidigm will make the Manufacturing Continuity Plan available to Olink or its designated representatives for review. Fluidigm shall notify Olink in the event it determines updates are not necessary, within thirty (30) days of making such determination."

(f)Section 5.2 of the Existing Agreement is hereby deleted and replaced in its entirety by the following:

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(g)Section 5.3 of the Existing Agreement is hereby deleted and replaced in its entirety by the following new Section 5.3:

“Olink shall notify Fluidigm of the freight carrier to use for Product shipments. If Olink does not provide Fluidigm with a chosen freight carrier, Fluidigm may use a freight carrier from Fluidigm’s approved supplier list to process Product shipments in accordance with the purchase order. For Drop Shipments, Fluidigm shall use its freight carrier of choice for delivery and Olink shall pay Fluidigm for any shipping and handling charges associated with each applicable Drop Shipment.”

(h)Section 6.1 of the Existing Agreement is hereby deleted and replaced in its entirety by the following new Section 6.1:

“After completion of all development activities contemplated under this Agreement or as otherwise agreed to by the Parties in writing, Olink may in good faith and in conformance with the terms of the Agreement, issue purchase orders, for the Products under this Agreement, which Fluidigm shall accept at quantities no greater than those defined in the Manufacturing Forecast (as defined below). Upon acceptance of a purchase order, this Agreement and such accepted purchase order shall constitute a contract between Olink and Fluidigm. If there is a conflict of terms between the terms of this Agreement and any such accepted purchase order, the terms of this Agreement shall prevail.”

(i)Section 6.5 of the Existing Agreement is hereby deleted and replaced in its entirety by the following new Section 6.5:

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(j)The Existing Agreement is hereby amended by adding the following as a new section, 6.6.3:

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(k)Section 6.7.3 of the Existing Agreement is hereby deleted and replaced in its entirety by the following new Section 6.7.3:

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(l)Section 6.8.1 of the Existing Agreement is hereby deleted and replaced in its entirety by the following new Section 6.8.1:

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(m)Section 7.2 of the Existing Agreement is hereby deleted in its entirety and replaced with the following new Section 7.2:

“Manufacturing Forecast. Olink shall provide Fluidigm in good faith with a rolling four quarter manufacturing forecast at least ten (10) business days prior to the end of each fiscal quarter (the “Manufacturing Forecast”). The Product amounts set forth in the Manufacturing Forecast will be binding solely on the quarter immediately after the quarter in which the Manufacturing Forecast was submitted to Fluidigm. Olink shall submit purchase orders for purchase of Products in such amounts as set forth in the binding quarter within the Manufacturing Forecast at least sixty (60) days before the end of such binding quarter. Olink shall provide the Manufacturing Forecast on a quarterly basis starting the fiscal quarter after the Initial Forecast is provided. The sum of the Product amounts set forth in the binding portion of the four Manufacturing Forecasts for any given calendar year shall equal the Product amounts in the corresponding Annual Forecast.”

(n)Section 7.5 of the Existing Agreement is hereby deleted and replaced in its entirety by the following new Section 7.5:

“Excess Quantities. If there is an order in any quarter for more than the binding portion of the Initial Forecast or an applicable Manufacturing Forecast for such quarter, Fluidigm agrees to consider in good faith the manufacture and delivery of such additional quantities of Product, and if Fluidigm confirms such additional quantities in writing, Fluidigm shall manufacture any quantity of Products ordered by Olink in excess of the quantities in the binding portion of the Initial Forecast or an applicable Manufacturing Forecast for such quarter; provided, however, that notwithstanding the foregoing, Olink shall not be permitted to terminate this Agreement pursuant to Section 17.3(i) and shall not be entitled to receive the In-Term Manufacturing License, Post Term Manufacturing License or release of the Escrow Materials as a result of any failure to supply such additional quantities.”

(o)Section 18.3 of the Existing Agreement is hereby deleted and replaced in its entirety by the following new Section 18.3:

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(p)Section 19.1 of the Existing Agreement is hereby deleted and replaced in its entirety by the following new Section 19.1:

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(q)A new Section 25.5. Installations shall be added to the Existing Agreement as follows:

“Section 25.5 Installations. Fluidigm agrees to provide installation support (remote or in person, as mutually agreed to by the Parties), free of charge, for the first ten (10) Biomark Os sold to Olink as of the Effective Date of this Amendment.”

4.Date of Effectiveness; Limited Effect. This Amendment will become effective as of this 9/15/2021 (the “Amendment Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Amendment Effective Date, each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Existing Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Existing Agreement, will mean and be a reference to the Existing Agreement as amended by this Amendment.

5.Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)It has the full right, power, and authority to enter into this Amendment and to perform its obligations hereunder and under the Existing Agreement as amended by this Amendment.

(b)The execution of this Amendment by the individual whose signature is set forth at the end of this Amendment on behalf of such Party, and the delivery of this Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

(c)This Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

6.Miscellaneous.

(a)The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(b)This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(c)This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(d)Each Party shall pay its own costs and expenses in connection with this Amendment (including the fees and expenses of its advisors, accountants, and legal counsel).

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

OLINK PROTEOMICS AB
By	/s/ Jon Heimer
Name:	Jon Heimer
Title:	President

FLUIDIGM CORPORATION
By	/s/S. Christopher Linthwaite
Name:	S. CHRISTOPHER LINTHWAITE
Title:	CEO